Exhibit 10.16

TechTarget, Inc.

2025 Non-Employee Director Compensation Fees and Expenses

A. Non-Employee Directors (excluding the Chair of the Board of Directors)
Retainer Fees*
Annual Board Retainer	$20,000
Audit Committee Chair Retainer	$10,000
Audit Committee Member Retainer	$5,000
Compensation Committee Chair Retainer	$5,000
Compensation Committee Member Retainer	$2,500
Nominating Committee Chair Retainer	$5,000
Nominating Committee Member Retainer	$2,500
Meeting Fees*
Board Meeting Fee	$1,500 per meeting
Committee Meeting Fee	$1,000 per meeting
* Retainer Fees are paid in December and all Meeting Fees are paid semiannually in August and December. Retainer Fees and Meeting Fees are paid in fully vested Restricted Stock Units.
Equity Grants
Annual Board Equity Retainer

Directors are awarded 5,000 non-statutory stock options on the date of the Annual Meeting of Stockholders and vesting on the first anniversary of the grant date. Directors must have served on the Board for at least 6 months to qualify.

Board Joining Fee	Directors are awarded, at the discretion of the Board, 2,500 non-statutory stock options - the timing of this grant is also at the discretion of the Board.
B. Chair of the Board of Directors
Retainer Fees
Annual Board Chair Cash Retainer**	$100,000
Annual Board Chair Equity Retainer	The Chair of the Board is awarded an annual equity grant of $150,000 in Restricted Stock Units vesting in full on the first anniversary of the grant date.

The Annual Board Chair Cash Retainer and Annual Board Chair Equity Retainer comprises the total fixed annual retainer for the Non-Employee Director Chair and includes attendance at all Board and Committee meetings; there are no additional meeting attendance fees.

**50% of the Annual Board Chair Cash Retainer will be paid in August and 50% will be paid in December.

Expenses: Directors incurring ordinary and necessary business expenses will be reimbursed for any actual out-of- pocket cost incurred in attending any Board or Committee meetings or other company functions.